Exhibit 5(a)

NYNEX Corporation
1113 Westchester Avenue White Plains, NY 10604-3510
914 644-6450

Morrison DeS. Webb
Executive Vice President and General Counsel

                                                      [NYNEX
                                                       LOGO]

February 28, 1995

NYNEX Corporation
1095 Avenue of the Americas
New York, New York 10036

Dear Sirs:

          I am Executive Vice President and General Counsel of NYNEX Corporation ("NYNEX") and am familiar with its activities and its proposed filing under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement"), relating to the registration of 367,722 shares (the "Shares") of the Common Stock, $1.00 par value per share, of NYNEX to be offered for sale for the account of a certain stockholder of NYNEX. In connection with such filing, I am of the opinion that:

  1.NYNEX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

  2.Upon the sale of the Shares in accordance with the terms of the resolutions of the Board of Directors of NYNEX, and in accordance with the terms of legally required consents, approvals, authorizations and other orders of the Securities and Exchange Commission (the
     "SEC") and any other regulatory authorities to be obtained, the Shares will be legally and validly issued, fully paid and nonassessable.

I hereby consent to the filings with the SEC of this opinion as an exhibit to the Registration Statement and to the use of my name in the related prospectus under the heading
"Legal Matters".


                                   Very truly yours,
                                   Morrison DeS. Webb
                                   Morrison DeS. Webb